DESCRIPTION OF MANDATORY CONVERTIBLE PREFERRED STOCK
The following is a description of certain provisions of our 8.00% Mandatory Convertible Preferred Stock, Series A, which we refer to as our “Mandatory Convertible Preferred Stock.” A copy of the certificate of designations setting forth the terms of the Mandatory Convertible Preferred Stock, which we refer to as the “Certificate of Designations,” is filed as Exhibit 3.2 to our Annual Report on Form 10-K. This summary of the terms of the Mandatory Convertible Preferred Stock is not complete and is subject to, and qualified in its entirety by reference to, the provisions of our Amended and Restated Certificate of Incorporation (“Charter”) and the Certificate of Designations.
As used in this section, unless otherwise expressly stated or the context otherwise requires, the terms “Broadcom Inc.,” “the Company,” “us,” “we” or “our” refer to Broadcom Inc. and not any of its subsidiaries or affiliates.
General

The Mandatory Convertible Preferred Stock are, and any common stock issued upon the conversion of the Mandatory Convertible Preferred Stock will be, fully paid and nonassessable. The holders of the Mandatory Convertible Preferred Stock have no preemptive or preferential rights to purchase or subscribe for stock, obligations, warrants or other securities of ours of any class. Computershare Trust Company, N.A. serves as the transfer agent and registrar of our common stock and as transfer agent, registrar and conversion and dividend disbursing agent for the Mandatory Convertible Preferred Stock.
Ranking
The Mandatory Convertible Preferred Stock, with respect to dividend rights and distribution rights upon our liquidation, winding-up or dissolution, rank:

     •         senior to (i) our common stock and (ii) each other class or series of our capital stock established after the first original issue date of shares of the Mandatory Convertible Preferred Stock (which we refer to as the “Initial Issue Date”) the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (we refer to our common stock and all such other classes or series of capital stock, collectively, as “Junior Stock”);

•
on parity with each class or series of our capital stock established after the Initial Issue Date the terms of which expressly provide that such class or series will rank on parity with the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “Parity Stock”);

•
junior to each class or series of our capital stock established after the Initial Issue Date the terms of which expressly provide that such class or series will rank senior to the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “Senior Stock”);

•	junior to our existing and future indebtedness and other liabilities; and

•	structurally subordinated to any existing and future indebtedness and other liabilities of our subsidiaries and capital stock of our subsidiaries held by third parties.

Listing
The Mandatory Convertible Preferred Stock is listed on The Nasdaq Global Select Market under the symbol “AVGOP”.
Dividends
Subject to the rights of holders of any class or series of our capital stock ranking senior to the Mandatory Convertible Preferred Stock with respect to dividends, holders of the Mandatory Convertible Preferred Stock are entitled to receive, when, as and if declared by our board of directors, or an authorized committee thereof, out of funds legally available for payment, cumulative dividends at the rate per annum of 8.00% of the Liquidation Preference (as defined below) of $1,000 per share of the Mandatory Convertible Preferred Stock (equivalent to $80.00 per annum per share), payable in cash, by delivery of shares of our common stock or by delivery of any combination of cash and shares of our common stock, as determined by us in our sole discretion (subject to the limitations described below). See “—Method of Payment of Dividends” below. Declared dividends on the Mandatory Convertible Preferred Stock are payable quarterly on March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 2019, to, and including, September 30, 2022 (each, a “Dividend Payment Date”), at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Initial Issue Date of the Mandatory Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Declared dividends are payable on the relevant Dividend Payment Date to holders of record of the Mandatory Convertible Preferred Stock as they appear on our stock register at the Close of Business on the immediately preceding March 15, June 15, September 15 or December 15, respectively (each, a “Record Date”), whether or not such holders convert their shares, or such shares are automatically converted, after a Record Date and on or prior to the immediately succeeding Dividend Payment Date. These Record Dates apply regardless of whether a particular Record Date is a Business Day. A “Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in New York City are authorized or required by law or executive order to close. If a Dividend Payment Date is not a Business Day, payment will be made on the next succeeding Business Day, without any interest or other payment in lieu of interest accruing with respect to this delay.
A dividend period is the period from, and including, a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial dividend period will commence on, and include, the Initial Issue Date of the Mandatory Convertible Preferred Stock and will end on, and exclude, the December 31, 2019 Dividend Payment Date. The amount of dividends payable on each share of the Mandatory Convertible Preferred Stock for each full dividend period (after the initial dividend period) will be computed by dividing the annual dividend rate by four. Dividends payable on the Mandatory Convertible Preferred Stock for any period other than a full dividend period will be computed based upon the actual number of days elapsed during such period over a 360-day year (consisting of twelve 30-day months). Accumulations of dividends on shares of the Mandatory Convertible Preferred Stock will not bear interest.
No dividend will be declared or paid upon, or any sum of cash or number of shares of our common stock set apart for the payment of dividends upon, any outstanding shares of Mandatory Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum of cash or number of shares of our common stock has been set apart for the payment of such dividends upon, all outstanding shares of Mandatory Convertible Preferred Stock.
Except as described above, dividends on shares of Mandatory Convertible Preferred Stock converted to common stock will cease to accumulate, and all other rights of holders of the Mandatory Convertible Preferred Stock will terminate, from and after the Mandatory Conversion Date, the Fundamental Change Conversion Date or the Early Conversion Date (each, as defined below), as applicable.
So long as any share of Mandatory Convertible Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on our common stock or any other class or series of Junior Stock, and no common stock or any other Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries unless, in each case, all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid, or a sufficient sum of cash or number of shares of our common stock has been set apart for the payment of such dividends, on all outstanding shares of Mandatory Convertible Preferred Stock. The foregoing limitation shall not apply to: (i) any dividend or distribution payable in shares of common stock or other Junior Stock, together with cash in lieu of any fractional share, (ii) purchases, redemptions or other acquisitions of common stock or other Junior Stock in connection with the administration of any benefit or other incentive plan, including any employment contract, in the ordinary course of business, including, without limitation, (x) purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount, (y) the forfeiture of unvested shares of restricted stock or share withholdings or other surrender of shares to which the holder may otherwise be entitled upon exercise, delivery or vesting of equity awards (whether in payment of applicable taxes, the exercise price or otherwise), and (z) the payment of cash in lieu of fractional shares; (iii) purchases of fractional interests in shares of any common stock or other Junior Stock pursuant to the conversion or exchange provisions of such shares of other Junior Stock or any securities exchangeable for or convertible into shares of common stock or other Junior Stock; (iv) any dividends or distributions of rights or common stock or other Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) purchases of common stock or other Junior Stock pursuant to a contractually binding requirement to buy common stock or other Junior Stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan; (vi) the deemed purchase or acquisition of fractional interests in shares of our common stock or other Junior Stock pursuant to the conversion or exchange provisions of such shares or the security being converted or exchanged; (vii) the acquisition by us or any of our subsidiaries of record ownership in common stock or other Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than us or any of our subsidiaries), including as trustees or custodians, and the payment of cash in lieu of fractional shares and (viii) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock and the payment of cash in lieu of fractional shares. The phrase “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with accounting principles generally accepted in the United States of America and as measured from the Initial Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to directors, employees, contractors and agents and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.
When dividends on shares of the Mandatory Convertible Preferred Stock (i) have not been declared and paid in full on any Dividend Payment Date, or (ii) have been declared but a sum of cash or number of shares of our common stock sufficient for payment thereof has not been set aside for the benefit of the holders thereof on the applicable Record Date, no dividends may be declared or paid on any Parity Stock unless dividends are declared on the shares of Mandatory Convertible Preferred Stock such that the respective amounts of such dividends declared on the shares of Mandatory Convertible Preferred Stock and such Parity Stock shall bear the same ratio to each other as all accumulated dividends and all declared and unpaid dividends per share on the shares of Mandatory Convertible Preferred Stock and such Parity Stock bear to each other; provided, however, that any unpaid dividends will continue to accumulate.
Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by our board of directors, or an authorized committee thereof, may be declared and paid on any securities, including our common stock, from time to time out of any funds legally available for such payment, and holders of the Mandatory Convertible Preferred Stock shall not be entitled to participate in any such dividends.
Method of Payment of Dividends
Subject to the limitations described below, we may pay any declared dividend (or any portion of any declared dividend) on the shares of Mandatory Convertible Preferred Stock (whether for a current dividend period or any prior dividend period, including in connection with the payment of declared and unpaid dividends pursuant to the provisions described in “—Mandatory Conversion” and “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount”), determined in our sole discretion:

•	in cash;

•	by delivery of shares of our common stock; or

•	by delivery of any combination of cash and shares of our common stock.
We will make each payment of a declared dividend on the shares of Mandatory Convertible Preferred Stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. We will give the holders of the Mandatory Convertible Preferred Stock notice of any such election and the portions of such payment that will be made in cash and in shares of our common stock no later than 10 Scheduled Trading Days (as defined below) prior to the Dividend Payment Date for such dividend; provided, however, that if we do not provide timely notice of this election, we will be deemed to have elected to pay the relevant dividend in cash. All cash payments to which a holder of the Mandatory Convertible Preferred Stock is entitled in connection with a dividend will be rounded to the nearest cent.
If we elect to make any such payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares will be valued for such purpose at 97% of the Average VWAP (as defined below) per share of our common stock over the five consecutive Trading Day (as defined below) period beginning on, and including, the sixth Scheduled Trading Day prior to the applicable Dividend Payment Date (such average, the “Average Price”). If the five Trading Day period to determine the Average Price ends on or after the relevant Dividend Payment Date (whether because a Scheduled Trading Day is not a Trading Day due to the occurrence of a Market Disruption Event (as defined herein) or otherwise), then the Dividend Payment Date will be postponed until the Business Day after the final Trading Day of such five Trading Day period. No interest or other amount will accrue as a result of such postponement.
No fractional shares of our common stock will be delivered to the holders of the Mandatory Convertible Preferred Stock in payment or partial payment of a dividend. We will instead, to the extent we are legally permitted to do so and not prohibited by our indebtedness, pay a cash amount to each holder that would otherwise be entitled to receive a fraction of a share of our common stock based on the Average Price with respect to such dividend.
To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of, or for resales of, shares of our common stock issued as payment of a dividend on the shares of Mandatory Convertible Preferred Stock, including dividends paid in connection with a conversion, we will, to the extent such a shelf registration statement is not currently filed and effective, use our commercially reasonable efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of common stock have been resold thereunder and such time as all such shares would be freely tradable without registration by holders thereof that are not (and were not at any time during the preceding three months) “affiliates” of ours for purposes of the Securities Act and the rules and regulations thereunder. To the extent applicable, we will also use our commercially reasonable efforts to have the shares of our common stock qualified or registered under applicable U.S. state securities laws, if required, and approved for listing on The Nasdaq Global Select Market (or if our common stock is not listed on The Nasdaq Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed).
Notwithstanding the foregoing, in no event will the number of shares of our common stock to be delivered per share of the Mandatory Convertible Preferred Stock in connection with any declared dividend, including any declared dividend payable in connection with a conversion, exceed a number equal to the total dividend payment per share of the Mandatory Convertible Preferred Stock divided by the Floor Price (as defined below).
To the extent that the amount of any declared dividend exceeds the product of (x) the number of shares of our common stock delivered in connection with such dividend and (y) 97% of the Average Price applicable to such dividend, we will, to the extent we are legally able to do so, and to the extent permitted under the terms of our indebtedness, pay such excess amount in cash.
The “Floor Price” means, as of any time, an amount (rounded to the nearest cent) equal to 35% of the Initial Price (as defined below) in effect as of such time. The initial Floor Price is $98.81.
No Redemption
The Mandatory Convertible Preferred Stock will not be redeemable at our election before the Mandatory Conversion Date.
Liquidation Preference
In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of the Mandatory Convertible Preferred Stock is entitled to receive a Liquidation Preference in the amount of $1,000 per share of the Mandatory Convertible Preferred Stock (the “Liquidation Preference”), plus an amount (the “Liquidation Dividend Amount”) equal to accumulated and unpaid dividends on such shares, whether or not declared, to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of our assets legally available for distribution to our stockholders, after satisfaction of debt and other liabilities owed to our creditors and holders of shares of any Senior Stock and before any payment or distribution is made to holders of Junior Stock (including our common stock). If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to (1) the Liquidation Preference plus the Liquidation Dividend Amount on the shares of Mandatory Convertible Preferred Stock and (2) the liquidation preference of, and the amount of accumulated and unpaid dividends (to, but excluding, the date fixed for liquidation, winding-up or dissolution) on all other Parity Stock are not paid in full, the holders of the Mandatory Convertible Preferred Stock and all holders of any such other Parity Stock will share equally and ratably in any distribution of our assets in proportion to their liquidation preference and amounts equal to accumulated and unpaid dividends to which they are entitled. After payment to any holder of Mandatory Convertible Preferred Stock of the full amount of the Liquidation Preference and the Liquidation Dividend Amount for such holder’s shares of Mandatory Convertible Preferred Stock, such holder of the Mandatory Convertible Preferred Stock will have no right or claim to any of our remaining assets.
Neither the sale, lease nor exchange of all or substantially all of our assets, nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.
Our Charter, including the Certificate of Designations for the Mandatory Convertible Preferred Stock, does not contain any provision requiring funds to be set aside to protect the Liquidation Preference of the Mandatory Convertible Preferred Stock.
Voting Rights
The holders of the Mandatory Convertible Preferred Stock do not have any voting rights, except as described below and as specifically required by Delaware law from time to time.
Whenever dividends on any shares of the Mandatory Convertible Preferred Stock (i) have not been declared and paid, or (ii) have been declared but a sum of cash or number of shares of our common stock sufficient for payment thereof has not been set aside for the benefit of the holders thereof on the applicable Record Date, for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the initial dividend period beginning on, and including, the Initial Issue Date), whether or not for consecutive dividend periods (a “Nonpayment”), the authorized number of directors on our board of directors will, at the next annual meeting of stockholders or at a special meeting of stockholders as provided below, automatically be increased by two and the holders of the Mandatory Convertible Preferred Stock, voting together as a single class with holders of any and all other series of Voting Preferred Stock (as defined below) then outstanding, will be entitled, at our next annual meeting or at a special meeting of stockholders, if any, to fill such newly created directorships by electing two additional directors (the “Preferred Stock Directors”); provided, however, that the election of any such Preferred Stock Directors will not cause us to violate the corporate governance requirements of The Nasdaq Global Select Market (or any other exchange or automated quotation system on which our securities may be listed or quoted) for listed or quoted companies to have a majority of independent directors; and provided, further, that our board of directors shall, at no time, include more than two Preferred Stock Directors. In the event of a Nonpayment, the holders of record of at least 25% of the shares of the Mandatory Convertible Preferred Stock and any other series of Voting Preferred Stock may request that a special meeting of stockholders be called to elect such Preferred Stock Directors (provided, however, that if our next annual or a special meeting of stockholders is scheduled to be held within 90 days of the receipt of such request, the election of such Preferred Stock Directors, to the extent otherwise permitted by our amended and restated bylaws, will, instead, be included in the agenda for and will be held at such scheduled annual or special meeting of stockholders). The Preferred Stock Directors will stand for reelection annually, and at each subsequent annual meeting of the stockholders, so long as the holders of the Mandatory Convertible Preferred Stock continue to have such voting rights.
At any meeting at which the holders of the Mandatory Convertible Preferred Stock are entitled to elect Preferred Stock Directors, the holders of record of a majority of the then outstanding shares of the Mandatory Convertible Preferred Stock and all other series of Voting Preferred Stock, present in person or represented by proxy, will constitute a quorum and the vote of the holders of a majority of such shares of the Mandatory Convertible Preferred Stock and other Voting Preferred Stock so present or represented by proxy at any such meeting at which there shall be a quorum shall be sufficient to elect the Preferred Stock Directors.
“Voting Preferred Stock” means any series of our preferred stock, other than the Mandatory Convertible Preferred Stock, ranking equally with the Mandatory Convertible Preferred Stock either as to dividends or to the distribution of assets upon liquidation, dissolution or winding-up and upon which like voting rights for the election of directors have been conferred and are exercisable. Whether a plurality, majority or other portion in voting power of the Mandatory Convertible Preferred Stock and any other Voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the respective Liquidation Preference amounts of the Mandatory Convertible Preferred Stock and such other Voting Preferred Stock voted.
If and when all accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock have been paid in full (a “Nonpayment Remedy”), the holders of the Mandatory Convertible Preferred Stock shall immediately and, without any further action by us, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent Nonpayment. If such voting rights for the holders of the Mandatory Convertible Preferred Stock and all other holders of Voting Preferred Stock have terminated, the term of office of each Preferred Stock Director so elected will terminate at such time and the authorized number of directors on our board of directors shall automatically decrease by two.
Any Preferred Stock Director may be removed at any time, with cause as provided by law or without cause by the holders of record of a majority in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and any other series of Voting Preferred Stock then outstanding (voting together as a single class), when they have the voting rights described above. In the event that a Nonpayment shall have occurred and there shall not have been a Nonpayment Remedy, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of Preferred Stock Directors after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office or, if none remains in office, by a vote of the holders of record of a majority in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and any other series of Voting Preferred Stock then outstanding (voting together as a single class) when they have the voting rights described above; provided, however, that the filling of each vacancy will not cause us to violate the corporate governance requirements of The Nasdaq Global Select Market (or any other exchange or automated quotation system on which our securities may be listed or quoted) for listed or quoted companies to have a majority of independent directors. The Preferred Stock Directors will each be entitled to one vote per director on any matter that comes before our board of directors for a vote.
So long as any shares of the Mandatory Convertible Preferred Stock are outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the Mandatory Convertible Preferred Stock and all other series of Voting Preferred Stock at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing or by vote at an annual or special meeting of such stockholders:

(1)
amend or alter the provisions of our Charter or the Certificate of Designations for the Mandatory Convertible Preferred Stock so as to authorize or create, or increase the authorized amount of, any class or series of Senior Stock;

(2)
amend, alter or repeal any provision of our Charter or the Certificate of Designations for the Mandatory Convertible Preferred Stock so as to adversely affect the special rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock; or

(3)
consummate a binding share exchange or reclassification involving the shares of the Mandatory Convertible Preferred Stock, or a merger or consolidation of us with another entity, unless in each case: (i) the shares of the Mandatory Convertible Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity (or the Mandatory Convertible Preferred Stock is otherwise exchanged or reclassified), are converted or reclassified into or exchanged for preferred stock of the surviving or resulting entity or its ultimate parent; and (ii) the shares of the Mandatory Convertible Preferred Stock that remain outstanding or such shares of preferred stock, as the case may be, have rights, preferences, privileges and voting powers that, taken as a whole, are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, taken as a whole, of the Mandatory Convertible Preferred Stock immediately prior to the consummation of such transaction;

provided, however, that (1) any increase in the amount of our authorized but unissued shares of our preferred stock, (2) any increase in the amount of our authorized Mandatory Convertible Preferred Stock or the issuance of any additional shares of the Mandatory Convertible Preferred Stock or (3) the authorization or creation of any class or series of Parity Stock or Junior Stock, any increase in the amount of authorized but unissued shares of such class or series of parity or Junior Stock or the issuance of any shares of such class or series of Parity Stock or Junior Stock will be deemed not to adversely affect (or to otherwise cause to be materially less favorable) the rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock and shall not require the affirmative vote of holders of the Mandatory Convertible Preferred Stock. Our Charter and Delaware law permit us, without the approval of any of our stockholders (including any holders of the Mandatory Convertible Preferred Stock), to establish and issue a new series of preferred stock ranking equal with or junior to the Mandatory Convertible Preferred Stock, which may dilute the voting and other interests of holders of the Mandatory Convertible Preferred Stock.
If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of Voting Preferred Stock, then only the series of Voting Preferred Stock adversely affected and entitled to vote shall vote as a class in lieu of all other series of Voting Preferred Stock.
Without the consent of the holders of the Mandatory Convertible Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock, and limitations and restrictions thereof, we may amend, alter, supplement or repeal any terms of the Mandatory Convertible Preferred Stock for the following purposes:

•
to cure any ambiguity, omission or mistake, or to correct or supplement any provision contained in the Certificate of Designations establishing the terms of the Mandatory Convertible Preferred Stock that may be defective or inconsistent with any other provision contained in such Certificate of Designations;

•
to make any provision with respect to matters or questions relating to the Mandatory Convertible Preferred Stock that is not inconsistent with the provisions of our Charter or the Certificate of Designations establishing the terms of the Mandatory Convertible Preferred Stock; or

•	to make any other change that does not adversely affect the rights of any holder of the Mandatory Convertible Preferred Stock (other than any holder that consents to such change).
In addition, without the consent of the holders of the Mandatory Convertible Preferred Stock, we may amend, alter, supplement or repeal any terms of the Mandatory Convertible Preferred Stock in order to conform the terms thereof to the description of the terms of the Mandatory Convertible Preferred Stock set forth under “Description of Mandatory Convertible Preferred Stock” in the preliminary prospectus supplement related to the offering of the Mandatory Convertible Preferred Stock, as supplemented and/or amended by any related pricing term sheet.
Mandatory Conversion
Each share of the Mandatory Convertible Preferred Stock, unless previously converted, will automatically convert on the Mandatory Conversion Date, into a number of shares of our common stock equal to the Conversion Rate described below. If we declare a dividend on the Mandatory Convertible Preferred Stock for the dividend period ending on September 30, 2022, we will pay such dividend to the holders of record as of the Close of Business on the immediately preceding Record Date, as described above under “—Dividends.” If, on or prior to September 15, 2022 we have not declared all or any portion of the accumulated dividends on the Mandatory Convertible Preferred Stock, the Conversion Rate will be increased by a number of shares of our common stock equal to the amount of such undeclared, accumulated and unpaid dividends per share of Mandatory Convertible Preferred Stock (the “Additional Conversion Amount”) divided by the greater of (x) the Floor Price and (y) 97% of the Average Price. To the extent that the Additional Conversion Amount per share of Mandatory Convertible Preferred Stock exceeds the product of such number of additional shares and 97% of the Average Price, we will, if we are legally able to do so, and to the extent permitted under the terms of our indebtedness, declare and pay such excess amount in cash pro rata per share to the holders of the Mandatory Convertible Preferred Stock.
The “Conversion Rate,” which is the number of shares of our common stock issuable upon conversion of each share of the Mandatory Convertible Preferred Stock on the Mandatory Conversion Date, will, subject to adjustment as described above for any Additional Conversion Amount or as described in “—Anti-Dilution Adjustments” below, be as follows:

•
if the Applicable Market Value (as defined below) of our common stock is greater than the Threshold Appreciation Price (as defined below), then the Conversion Rate will be 3.0303 shares of our common stock per share of the Mandatory Convertible Preferred Stock (the “Minimum Conversion Rate,” subject to adjustment as described below under the caption “—Anti-Dilution Adjustments”);

•
if the Applicable Market Value of our common stock is less than or equal to the Threshold Appreciation Price but greater than or equal to the Initial Price (as defined below), then the Conversion Rate will be equal to $1,000 divided by the Applicable Market Value of our common stock, which will be between 3.0303 and 3.5422 shares of our common stock per share of the Mandatory Convertible Preferred Stock; or

•
if the Applicable Market Value of our common stock is less than the Initial Price, then the Conversion Rate will be 3.5422 shares of our common stock per share of the Mandatory Convertible Preferred Stock (the “Maximum Conversion Rate,” subject to adjustment as described below under the caption “—Anti-Dilution Adjustments”).

“Threshold Appreciation Price” means, as of any time, an amount (rounded to the nearest cent) equal to $1,000 divided by the Minimum Conversion Rate in effect as of such time. The initial Threshold Appreciation Price is $330.00, which represents a premium of approximately 16.9% over the initial Initial Price.

“Initial Price” means, as of any time, an amount (rounded to the nearest cent) equal to $1,000 divided by the Maximum Conversion Rate in effect as of such time. The Initial Price on the Initial Issue Date is $282.31.
For the avoidance of doubt, the Conversion Rate per share of the Mandatory Convertible Preferred Stock will in no event exceed the Maximum Conversion Rate, subject to adjustment as described under “—Anti-Dilution Adjustments” below and exclusive of any amounts owing in respect of any Additional Conversion Amount or any accrued and unpaid dividends paid at our election in shares of common stock.
We refer to the Minimum Conversion Rate and the Maximum Conversion Rate collectively as the “Fixed Conversion Rates.” The Fixed Conversion Rates, the Initial Price, the Threshold Appreciation Price and the Applicable Market Value are each subject to adjustment as described under “—Anti-Dilution Adjustments” below.
Certain Definitions
“Applicable Market Value” means the Average VWAP per share of our common stock over the Settlement Period (as defined below).
“Close of Business” means 5:00 p.m., New York City time.
“Mandatory Conversion Date” means the second Business Day immediately following the last Trading Day of the Settlement Period. The Mandatory Conversion Date is expected to be September 30, 2022. If the 20 consecutive Trading Day period to determine the Applicable Market Value ends on or after the Trading Day prior to September 30, 2022 (whether because a Scheduled Trading Day is not a Trading Day due to the occurrence of a Market Disruption Event (as defined below) or otherwise) such that the Mandatory Conversion Date occurs after September 30, 2022, no interest or other amounts will accrue as a result of such postponement.
“Market Disruption Event” means, with respect to any date:

•
a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session on such date; or

•
the occurrence or existence, prior to 1:00 p.m., New York City time, on such date, for more than a one half-hour period in the aggregate during regular trading hours, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

“Settlement Period” means the 20 consecutive Trading Day period beginning on, and including, the 21st Scheduled Trading Day immediately preceding September 30, 2022.
“Scheduled Trading Day” means any day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded or admitted for trading. If our common stock is not so listed or traded, then “Scheduled Trading Day” means a Business Day.
A “Trading Day” is a day on which:

•	there is no Market Disruption Event; and

•
trading in our common stock generally occurs on The Nasdaq Global Select Market or, if our common stock is not then listed on The Nasdaq Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading;

provided, however, that if our common stock is not traded on any such exchange, association or market, “Trading Day” means any Business Day.
“VWAP” per share of our common stock on any Trading Day means the per share volume-weighted average price as displayed on Bloomberg page “AVGO <EQUITY>AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day; or, if such price is not available, “VWAP” means the market value per share of our common stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose, which may include any of the underwriters for the offering of the Mandatory Convertible Preferred Stock. The “Average VWAP” means the average of the VWAPs for each Trading Day in the relevant period.
Conversion at the Option of the Holder
Other than during a Fundamental Change Conversion Period (as defined below under “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount”), holders of the Mandatory Convertible Preferred Stock have the option to convert their Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of the Mandatory Convertible Preferred Stock), at any time prior to September 30, 2022, into shares of our common stock at the Minimum Conversion Rate of 3.0303 shares of our common stock per share of the Mandatory Convertible Preferred Stock, subject to adjustment as described under “—Anti-Dilution Adjustments” below.
If, as of the Conversion Date (as defined below) of any early conversion (the “Early Conversion Date”), we have not declared all or any portion of the accumulated dividends for all dividend periods ending on a Dividend Payment Date prior to such Early Conversion Date, the Conversion Rate for such early conversion will be increased by a number of shares of our common stock equal to the amount of such undeclared, accumulated and unpaid dividends per share of Mandatory Convertible Preferred Stock (the “Early Conversion Additional Amount”) for such prior dividend periods, divided by the greater of (x) the Floor Price and (y) the Average VWAP per share of our common stock over the 20 consecutive Trading Day period (the “Early Conversion Settlement Period”) commencing on, and including, the 21st Scheduled Trading Day immediately preceding the Early Conversion Date (such Average VWAP, the “Early Conversion Average Price”). Notwithstanding the last sentence under “—Method of Payment of Dividends” above, to the extent that the Early Conversion Additional Amount exceeds the product of such number of additional shares and the Early Conversion Average Price, we will not have any obligation to pay the shortfall in cash or any other consideration.
Except as described above, upon any optional conversion of any Mandatory Convertible Preferred Stock, we will make no payment or allowance for unpaid dividends on such shares of the Mandatory Convertible Preferred Stock, unless such Early Conversion Date occurs after the Record Date for a declared dividend and on or prior to the immediately succeeding Dividend Payment Date, in which case such dividend will be paid on such Dividend Payment Date to the holder of record of the converted shares of the Mandatory Convertible Preferred Stock as of the Close of Business on such Record Date, as described in the section above entitled “—Dividends.”

Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount
General
If a Fundamental Change (as defined below) occurs on or prior to September 30, 2022, holders of the Mandatory Convertible Preferred Stock have the right to:

(i)
convert their shares of Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of the Mandatory Convertible Preferred Stock), into a number of shares of common stock equal to the Fundamental Change Conversion Rate per share of Mandatory Convertible Preferred Stock described below;

(ii)	with respect to such converted shares, receive a Fundamental Change Dividend Make-Whole Amount (as defined below) payable in cash or shares of our common stock; and

(iii)	with respect to such converted shares, receive the Accumulated Dividend Amount (as defined below) payable in cash or shares of our common stock, subject, in the case of clauses (ii) and (iii), to certain limitations with respect to the number of shares of our common stock that we will be required to deliver, all as described below. Notwithstanding clauses (ii) and (iii) above, if the Record Date for a dividend period for which we have, as of the Effective Date (as defined below) of a Fundamental Change, declared a dividend occurs before or during the related Fundamental Change Conversion Period (as defined below), then we will pay such dividend on the relevant Dividend Payment Date to the holders of record at the Close of Business on such Record Date, as described in “—Dividends,” and the Accumulated Dividend Amount will not include the amount of such dividend, and the Fundamental Change Dividend Make-Whole Amount will not include the present value of such dividend.
To exercise this right, holders must submit their Mandatory Convertible Preferred Stock for conversion such that the Conversion Date occurs during the period (the “Fundamental Change Conversion Period”) beginning on the

Effective Date of such Fundamental Change and ending on, and including, the date that is 20 calendar days after the Effective Date (or, if earlier, September 30, 2022). A Conversion Date occurring during such Fundamental Change Conversion Period is referred to herein as a “Fundamental Change Conversion Date.” Holders who convert their Mandatory Convertible Preferred Stock with a Conversion Date not occurring during the Fundamental Change Conversion Period will not be entitled to the relevant Fundamental Change Conversion Rate, Fundamental Change Dividend Make-Whole Amount or Accumulated Dividend Amount.
We will notify holders of the Effective Date of a Fundamental Change no later than the second Business Day following such Effective Date. If we notify holders of a Fundamental Change later than the second Business Day following the Effective Date, the Fundamental Change Conversion Period will be extended by a number of days equal to the number of days from, and including, such Effective Date to, but excluding, the date of the notice; provided, however, that the Fundamental Change Conversion Period will not be extended beyond September 30, 2022.
A “Fundamental Change” will be deemed to have occurred, at such time after the Initial Issue Date of the Mandatory Convertible Preferred Stock, upon: (i) the consummation of any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, recapitalization, reclassification or otherwise) in connection with which 90% or more of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, any other consideration 10% or more of which (excluding cash payments for fractional shares or pursuant to appraisal rights) is not common stock that is listed on, or immediately after the transaction or event will be listed on, any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors) (such requirement in this clause (i) that 10% or more of such consideration (excluding cash payments for fractional shares or pursuant to appraisal rights)

not be common stock that is, or will be, listed as described above, the “10% requirement”); (ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” of related persons (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than (a) us or any of our subsidiaries, (b) any employee benefit plan of ours or our subsidiaries, or (c) any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock (as defined below), measured by voting power rather than number of shares; or (iii) our common stock ceasing to be listed for trading on the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors) or another U.S. national securities exchange. For the purposes of this definition of “Fundamental Change,” any transaction or event that would constitute a Fundamental Change under both clause (i) (without regard to the 10% requirement) and clause (ii) above will be deemed to occur solely under clause (i) above (subject to the 10% requirement).
“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors or managers of such person (or, if such person is a partnership, the board of directors or other governing body of the general partner of such person).
Fundamental Change Conversion Rate
The conversion rate applicable to Mandatory Convertible Preferred Stock submitted for conversion with a Conversion Date occurring during the Fundamental Change Conversion Period for a Fundamental Change (such conversion rate, the “Fundamental Change Conversion Rate”) will be determined by reference to the table below, based on the effective date of such Fundamental Change (the “Effective Date”) and the price (the “Stock Price”) paid or deemed paid per share of our common stock in such Fundamental Change. If the holders of our common stock receive only cash in such Fundamental Change, the Stock Price shall be the cash amount paid per share of common stock. Otherwise, the Stock Price shall be the Average VWAP per share of our common stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day preceding the Effective Date.

The Stock Prices set forth in the first row of the table (i.e., the column headers) below will be adjusted as of any date on which the Fixed Conversion Rates of the Mandatory Convertible Preferred Stock are adjusted. The adjusted Stock Prices will equal the Stock Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Minimum Conversion Rate immediately prior to the adjustment giving rise to the Stock Price adjustment and the denominator of which is the Minimum Conversion Rate as so adjusted. Each of the Fundamental Change Conversion Rates in the table below will be subject to adjustment in the same manner as each Fixed Conversion Rate as set forth in “—Anti-Dilution Adjustments.”
The following table sets forth the Fundamental Change Conversion Rate per share of the Mandatory Convertible Preferred Stock for each Stock Price and Effective Date set forth below.

	Stock Price
Effective Date	$100.00	$120.00	$140.00	$160.00	$200.00	$240.00	$282.31	$305.00	$330.00	$400.00	$500.00	$600.00	$800.00	$1,000.00
September 30, 2019	2.4033	2.5726	2.6816	2.7506	2.8160	2.8324	2.8306	2.8276	2.8243	2.8205	2.8280	2.8424	2.8713	2.8928
September 30, 2020	2.7729	2.8893	2.9637	3.0079	3.0346	3.0163	2.9815	2.9631	2.9453	2.9125	2.8994	2.9042	2.9228	2.9376
September 30, 2021	3.1536	3.2147	3.2558	3.2805	3.2820	3.2301	3.1494	3.1072	3.0667	2.9944	2.9644	2.9647	2.9756	2.9834
September 30, 2022	3.5422	3.5422	3.5422	3.5422	3.5422	3.5422	3.5422	3.2787	3.0303	3.0303	3.0303	3.0303	3.0303	3.0303

The exact Stock Price and Effective Date may not be set forth in the table, in which case:

•
if the Stock Price is between two Stock Price amounts on the table or the Effective Date is between two Effective Dates on the table, the Fundamental Change Conversion Rate will be determined by straight-line interpolation between the Fundamental Change Conversion Rates set forth for the higher and lower Stock Price amounts and the earlier and later Effective Dates, as applicable, based on a 365- or 366-day year, as applicable;

•
if the Stock Price is in excess of $1,000.00 per share (subject to adjustment in the same manner as the Stock Prices set forth in the first row of the table above), then the Fundamental Change Conversion Rate will be the Minimum Conversion Rate; and

•	if the Stock Price is less than $100.00 per share (subject to adjustment as described above), then the Fundamental Change Conversion Rate will be the Maximum Conversion Rate.
Fundamental Change Dividend Make-Whole Amount and Accumulated Dividend Amount
For any shares of the Mandatory Convertible Preferred Stock that are converted during the Fundamental Change Conversion Period, in addition to the common stock issued upon conversion at the Fundamental Change Conversion Rate, we will, at our option:

(a)
pay holders in cash, to the extent we are legally permitted to do so and not prohibited by the terms that govern our indebtedness, an amount equal to the present value, calculated using a discount rate of 8.00% per annum, of all scheduled dividend payments (excluding any Accumulated Dividend Amount, and subject to the second sentence under “—General” above) on the Mandatory Convertible Preferred Stock for all remaining dividend periods (including any partial dividend period) from, and including, the Effective Date of the applicable Fundamental Change to, but excluding, the Mandatory Conversion Date (the “Fundamental Change Dividend Make-Whole Amount”);

(b)
increase the number of shares of our common stock to be issued upon conversion by a number equal to (i) the Fundamental Change Dividend Make-Whole Amount divided by (ii) the greater of (x) the Floor Price and (y) 97% of the Stock Price; or

(c)	pay the Fundamental Change Dividend Make-Whole Amount through any combination of cash and shares of our common stock in accordance with the provisions of clauses (a) and (b) above.
As used herein, the term “Accumulated Dividend Amount” means, with respect to any Fundamental Change, the aggregate amount of undeclared, accumulated and unpaid dividends, if any, as of the Effective Date of the relevant Fundamental Change, for all full dividend periods prior to such Effective Date, including (but subject to the second sentence under “—General” above) for the partial dividend period, if any, from, and including, the Dividend Payment Date immediately preceding such Effective Date to, but excluding, such Effective Date. For the avoidance of doubt, if the Record Date for a dividend period for which we have, as of the Effective Date of a Fundamental Change, declared a dividend occurs before or during the related Fundamental Change Conversion Period, then we will pay such dividend on the relevant Dividend Payment Date to the holders of record at the Close of Business on such Record Date, as described in “—Dividends,” and the Accumulated Dividend Amount will not include the amount of such dividend, and the Fundamental Change Dividend Make-Whole Amount will not include the present value of such dividend.
The Accumulated Dividend Amount will be payable at our option:

•	in cash, to the extent we are legally permitted to do so and to the extent permitted under the terms of our indebtedness;

•	in an additional number of shares of our common stock equal to (i) the Accumulated Dividend Amount divided by (ii) the greater of (x) the Floor Price and (y) 97% of the Stock Price; or

•	in a combination of cash and shares of our common stock in accordance with the provisions of the preceding two bullets.
We will pay the Fundamental Change Dividend Make-Whole Amount and the Accumulated Dividend Amount in cash, except to the extent we elect on or prior to the second Business Day following the Effective Date of a Fundamental Change to make all or any portion of such payments in our common stock. In addition, if we elect to deliver common stock in respect of all or any portion of the Fundamental Change Dividend Make-Whole Amount or the Accumulated Dividend Amount, to the extent that the portion of the Fundamental Change Dividend Make-Whole Amount or the Accumulated Dividend Amount paid in common stock exceeds the product of (x) the number of additional shares we deliver in respect thereof and (y) 97% of the Stock Price, we will, if we are legally able to do so, and to the extent permitted under the terms of our indebtedness, pay such excess amount in cash.
However, if we are prohibited from paying or delivering, as the case may be, the Fundamental Change Dividend Make-Whole Amount (whether in cash or in shares of our common stock), in whole or in part, due to limitations of applicable Delaware law, then the Fundamental Change Conversion Rate will instead be increased by a number of shares of common stock equal to the quotient of the cash amount of the aggregate unpaid and undelivered Fundamental Change Dividend Make-Whole Amount, divided by the greater of (i) the Floor Price and (ii) 97% of the Stock Price. To the extent that the cash amount of the aggregate unpaid and undelivered Fundamental Change Dividend Make-Whole Amount exceeds the product of such number of additional shares and 97% of the Stock Price, we will not have any obligation to pay the shortfall in cash or any other consideration.
No fractional shares of our common stock will be delivered to converting holders of the Mandatory Convertible Preferred Stock in respect of the Fundamental Change Dividend Make-Whole Amount or the Accumulated Dividend Amount. We will instead pay a cash amount to each converting holder that would otherwise be entitled to receive a fraction of a share of our common stock based on the Average VWAP per share of our common stock over the five consecutive Trading Day period ending on, and including, the sixth Scheduled Trading Day immediately preceding the Fundamental Change Conversion Date.
Not later than the second Business Day following the Effective Date of a Fundamental Change, we will notify holders of:

•	the Fundamental Change Conversion Rate;

•	the Fundamental Change Dividend Make-Whole Amount and whether we will pay such amount in cash, shares of our common stock or a combination thereof, specifying the combination, if applicable; and

•
the Accumulated Dividend Amount as of the Effective Date of the Fundamental Change and whether we will pay such amount in cash, shares of our common stock or a combination thereof, specifying the combination, if applicable.

Conversion Procedures
Upon Mandatory Conversion
Any outstanding shares of Mandatory Convertible Preferred Stock will automatically convert into shares of common stock on the Mandatory Conversion Date. The person or persons entitled to receive the shares of our common stock issuable upon mandatory conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of the Close of Business on the last Trading Day of the Settlement Period. Prior to the Close of Business on such last Trading Day, the common stock issuable upon conversion of the Mandatory Convertible Preferred Stock on the Mandatory Conversion Date will not be outstanding for any purpose and holders will have no rights with respect to such common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Mandatory Convertible Preferred Stock.
Holders will not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of our common stock upon conversion, but holders will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the holders’ own, and we will not be required to settle any conversion before the second Business Day after holders have paid in full all such taxes and duties, if any, payable by holders.
Upon Early Conversion
If holders elect to convert the Mandatory Convertible Preferred Stock prior to the Mandatory Conversion Date, in the manner described in “—Conversion at the Option of the Holder” (an “Early Conversion”) or “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount” (an “Early Fundamental Change Conversion”), holders must observe the following conversion procedures:
If shares of the Mandatory Convertible Preferred Stock are in global form, to convert the Mandatory Convertible Preferred Stock holders must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. If shares of the Mandatory Convertible Preferred Stock are held in certificated form, holders must comply with certain procedures set forth in the Certificate of Designations for the Mandatory Convertible Preferred Stock. In either case, if required, holders must pay all transfer or similar taxes or duties, if any.
The “Conversion Date” will be the date on which holders have satisfied the foregoing requirements with respect to an Early Conversion or an Early Fundamental Change Conversion. Holders will not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of our common stock if holders exercise their conversion rights, but holders will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the holders’ own. Common stock will be issued and delivered to the converting holder, or, if the Mandatory Convertible Preferred Stock being converted is in global form, the shares of common stock issuable upon conversion shall be delivered through the facilities of DTC, in each case together with delivery by us to the converting holder of any cash to which the converting holder is entitled, only after all applicable taxes and duties, if any, payable by holders have been paid in full, and such shares and cash will be delivered on the latest of (i) the second Business Day immediately succeeding the Conversion Date, (ii) if applicable, the second Business Day immediately succeeding the last day of the Early Conversion Settlement Period and (iii) the second Business Day after holders have paid in full all applicable taxes and duties, if any.
The person or persons entitled to receive the shares of common stock issuable upon conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of the Close of Business on the applicable Conversion Date. Prior to the Close of Business on the applicable Conversion Date, the shares of common stock issuable upon conversion of any shares of the Mandatory Convertible Preferred Stock will not be deemed to be outstanding for any purpose, and holders will have no rights with respect to such common stock, including voting rights, rights to respond to tender offers for the common stock and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Mandatory Convertible Preferred Stock.

Fractional Shares
No fractional shares of our common stock will be issued to holders of the Mandatory Convertible Preferred Stock upon conversion. In lieu of any fractional shares of our common stock otherwise issuable in respect of the aggregate number of shares of the Mandatory Convertible Preferred Stock that are converted, cash will be paid in an amount (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the Average VWAP of our common stock over the five consecutive Trading Day period beginning on, and including, the sixth Scheduled Trading Day immediately preceding the applicable Conversion Date. If the Conversion Date occurs on or prior to the last Trading Day of such five consecutive Trading Day period, the cash payment shall be deferred until the second Business Day immediately following the last Trading Day of such five consecutive Trading Day period.
Subject to any applicable rules and procedures of DTC, if more than one share of the Mandatory Convertible Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Mandatory Convertible Preferred Stock so surrendered.
Anti-Dilution Adjustments
Each Fixed Conversion Rate will be adjusted only under the following enumerated circumstances:

(1)
We issue shares of common stock to all holders of our common stock as a dividend or other distribution, in which event, each Fixed Conversion Rate in effect at the Close of Business on the date fixed for determination of the holders of our common stock entitled to receive such dividend or other distribution will be multiplied by a fraction:

•
the numerator of which is the sum of (x) the number of shares of our common stock outstanding at the Close of Business on the date fixed for such determination; and (y) the total number of shares of our common stock constituting such dividend or other distribution; and

•
the denominator of which is the number of shares of our common stock outstanding at the Close of Business on the date fixed for such determination, without giving effect to such dividend, distribution, stock split or stock combination.

Any adjustment made pursuant to this clause (1) will become effective immediately after the Close of Business on the date fixed for such determination. If any dividend or distribution described in this clause (1) is declared but not so paid or made, each Fixed Conversion Rate shall be readjusted, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to pay or make such dividend or distribution, to such Fixed Conversion Rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (1), the number of shares of our common stock outstanding at the Close of Business on the date fixed for such determination shall not include shares that we hold in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of our common stock. We will not pay any dividend or make any distribution on shares of our common stock that we hold in treasury.

(2)
We issue to all holders of shares of our common stock rights, options or warrants (other than rights, options or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans or pursuant to a rights plan) entitling them, for a period of up to 45 calendar days from the date of issuance of such rights, options or warrants, to subscribe for or purchase shares of our common stock at a price per share less than the Current Market Price (as defined below) of our common stock, in which case each Fixed Conversion Rate in effect at the Close of Business on the date fixed for determination of the holders of our common stock entitled to receive such rights or warrants will be increased by multiplying such Fixed Conversion Rate by a fraction:

•
the numerator of which is the sum of (x) the number of shares of our common stock outstanding at the Close of Business on the date fixed for such determination and (y) the number of shares of our common stock issuable pursuant to such rights, options or warrants; and

•
the denominator of which is the sum of (x) the number of shares of our common stock outstanding at the Close of Business on the date fixed for such determination and (y) the number of shares of our common stock equal to the quotient of the aggregate offering price payable to exercise such rights, options or warrants divided by the Current Market Price of our common stock.

Any adjustment made pursuant to this clause (2) will become effective immediately after the Close of Business on the date fixed for such determination. In the event that such rights, options or warrants described in this clause (2) are not so issued, each Fixed Conversion Rate shall be readjusted, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to issue such rights, options or warrants, to such Fixed Conversion Rate that would then be in effect if such issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or our common stock is otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, each Fixed Conversion Rate shall be readjusted to such Fixed Conversion Rate that would then be in effect had the adjustment made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of our common stock actually delivered. In determining whether any rights, options or warrants entitle the holders thereof to subscribe for or purchase common stock at less than the Current Market Price, and in determining the aggregate offering price payable to exercise such rights, options or warrants, there shall be taken into account any consideration received for such rights, options or warrants and the value of such consideration (if other than cash, to be determined in good faith by our board of directors, or an authorized committee thereof, which determination shall be final, conclusive and binding). For the purposes of this clause (2), the number of shares of our common stock at the time outstanding shall not include shares that we hold in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of our common stock. We will not issue any such rights, options or warrants in respect of shares of our common stock that we hold in treasury.

(3)
We subdivide or combine our common stock, in which event each Fixed Conversion Rate in effect at the Close of Business on the effective date of such subdivision or combination shall be multiplied by a fraction:

•	the numerator of which is the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination; and

•	the denominator of which is the number of shares of our common stock outstanding immediately prior to such subdivision or combination.

Any adjustment made pursuant to this clause (3) shall become effective immediately after the Close of Business on the effective date of such subdivision or combination.

(4)
(a) We distribute to all holders of our common stock evidences of our indebtedness, shares of our capital stock, securities, rights to acquire shares of our capital stock, cash or other assets, excluding:

•	any dividend or distribution of shares of common stock described in clause (1) above;

•	any rights or warrants described in clause (2) above;

•	any dividend or distribution paid solely in cash (which, for the avoidance of doubt, will be subject to the provisions described in clause (5) below);

•	any Spin-Off, as to which the provisions set forth below in this clause (4) shall apply; and

•
an issuance solely pursuant to a Reorganization Event (as defined below), as to which the provisions described below under the caption “—Recapitalizations, Reclassifications and Changes of Our Common Stock” will apply, in which event each Fixed Conversion Rate in effect at the Close of Business on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the Current Market Price of our common stock; and

•
the denominator of which is the Current Market Price of our common stock minus the fair market value, as determined by our board of directors, or an authorized committee thereof, in good faith (which determination shall be final, conclusive and binding), on such date fixed for determination, of the portion of the evidences of indebtedness, shares of our capital stock, securities, rights to acquire shares of our capital stock, cash or other assets so distributed applicable to one share of our common stock.

To the extent such distribution is not so paid or made, each Fixed Conversion Rate will be readjusted to the Fixed Conversion Rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.
(b)    In the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of ours (herein referred to as a “Spin-Off”), each Fixed Conversion Rate in effect at the Close of Business on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•
the numerator of which is the sum of (x) the Current Market Price of our common stock and (y) the fair market value, as determined by our board of directors, or an authorized committee thereof, in good faith (which determination shall be final, conclusive and binding), of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of our common stock (or, if such shares of capital stock or equity interests are listed on a U.S. national or regional securities exchange, the Current Market Price of such capital stock or equity interests); and

•	the denominator of which is the Current Market Price of our common stock.
Any adjustment made pursuant to paragraph (a) or (b) of this clause (4) shall become effective immediately after the Close of Business on the date fixed for the determination of the holders of our common stock entitled to receive such distribution. In the event that such distribution described in paragraph (a) or (b) of this clause (4) is not so made, each Fixed Conversion Rate shall be readjusted, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such distribution, to such Fixed Conversion Rate that would then be in effect if such distribution had not been declared. If (x) an adjustment to each Fixed Conversion Rate is required under this clause (4)(b) during the Settlement Period, or (y) the Conversion Date for Mandatory Convertible Preferred Stock submitted for early conversion occurs on or after the Ex-Date (as defined below) of the Spin-Off and prior to the time that the Current Market Price of our common stock is determined for purposes of clause (4)(b), then in either case delivery of the shares of our common stock issuable upon conversion will be delayed until the second Business Day immediately after the first date as of which the calculations provided for in clause (4)(b) can be completed.

(5)
We pay or make a dividend or other distribution consisting exclusively of cash to all holders of our common stock, other than a regular, quarterly cash dividend that does not exceed $2.65 per share (the “Dividend Threshold,” subject to adjustment as described below), excluding:

•
a distribution solely pursuant to a Reorganization Event, as to which the provisions described below under the caption “—Recapitalizations, Reclassifications and Changes of Our Common Stock” will apply,

•	any dividend or other distribution in connection with our voluntary or involuntary liquidation, dissolution or winding-up; and

•	any consideration payable as part of a tender or exchange offer described in clause (6) below, in which event, each Fixed Conversion Rate in effect at the Close of Business on the date fixed for determination of the holders of our common stock entitled to receive such dividend or other distribution will be multiplied by a fraction:

•
the numerator of which is the Current Market Price of our common stock minus the Dividend Threshold (provided that if the distribution is not a regular quarterly cash dividend, then the dividend threshold will, for purposes of such distribution, be deemed to be zero); and

•	the denominator of which is the Current Market Price of our common stock minus the amount per share of such dividend or other distribution.
The Dividend Threshold is subject to adjustment in a manner inversely proportional to adjustments to the Fixed Conversion Rates pursuant to the provisions described under this “—Anti-Dilution Adjustments” section; provided, however, that no adjustment will be made to the dividend threshold for any adjustment to the Fixed Conversion Rates under this clause (5).
Any adjustment made pursuant to this clause (5) shall become effective immediately after the Close of Business on the date fixed for the determination of the holders of our common stock entitled to receive such dividend or other distribution. In the event that any dividend or other distribution described in this clause (5) is not so paid or so made, each Fixed Conversion Rate shall be readjusted, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to pay such dividend or make such other distribution, to such Fixed Conversion Rate which would then be in effect if such dividend or other distribution had not been declared.

(6)
We or any of our subsidiaries successfully complete a tender or exchange offer (in each case that would constitute a “tender offer” under the Exchange Act) for our outstanding common stock (excluding any securities convertible or exchangeable for our common stock, and excluding a tender offer solely to holders of fewer than 100 shares of our common stock), where the cash and the value of any other consideration included in the payment per share of our common stock exceeds the Current Market Price of our common stock, in which event each Fixed Conversion Rate in effect at the Close of Business on the date of expiration of the tender or exchange offer (the “Expiration Date”) will be multiplied by a fraction:

•	the numerator of which shall be equal to the sum of:

(i)
the aggregate cash and fair market value (as determined in good faith by our board of directors, or an authorized committee thereof, which determination shall be final, conclusive and binding), on the Expiration Date, of any other consideration paid or payable for shares of our common stock purchased or exchanged in such tender or exchange offer; and

(ii)	the product of:

1.	the Current Market Price of our common stock; and

2.	the number of shares of our common stock outstanding at the time such tender or exchange offer expires (excluding any shares purchased or exchanged in the tender or exchange offer); and

•	the denominator of which shall be equal to the product of:

(i)	the Current Market Price of our common stock; and

(ii)	the number of shares of our common stock outstanding at the time such tender or exchange offer expires (including any shares purchased or exchanged in the tender or exchange offer).
The amount of any adjustment made pursuant to this clause (6) shall be determined on the 10th Trading Day immediately following the Expiration Date, but the adjustment will become effective as of the Close of Business on the Expiration Date for the tender or exchange offer. In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each Fixed Conversion Rate shall be readjusted to be such Fixed Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (6) to any tender offer or exchange offer would result in a decrease in each fixed conversation rate, no adjustment shall be made for such tender offer or exchange offer under this clause (6). If (x) an adjustment to each Fixed Conversion Rate is required pursuant to this clause (6) during the Settlement Period, or (y) the Conversion Date for Mandatory Convertible Preferred Stock submitted for early conversion occurs on or after the Expiration Date described above and prior to the time that the Current Market Price of our common stock is determined for purposes of this clause (6), then in either case, delivery of the related conversion consideration will be delayed to the second Business Day immediately after the first date as of which the calculations provided for in this clause (6) can be completed.
In cases where the fair market value of the evidences of our indebtedness, shares of capital stock, securities, rights to acquire shares of our capital stock, cash or other assets as to which clauses (4)(a) or (5) above apply, applicable to one share of our common stock, dividended or distributed to stockholders equals or exceeds the Current Market Price (as determined for purposes of calculating the Conversion Rate adjustment pursuant to such clause (4)(a) or (5)), then, in lieu of the adjustment to each Fixed Conversion Rate provided for in such clause (4)(a) or (5), holders of the Mandatory Convertible Preferred Stock will be entitled to receive upon conversion of each share of Mandatory Convertible Preferred Stock, in addition to the consideration otherwise deliverable upon such conversion, the kind and amount of the evidences of our indebtedness, shares of capital stock, securities, rights to acquire shares of our capital stock, cash or other assets comprising such dividend or distribution that such holder would have received if such holder had owned, immediately prior to the record date for determining the holders of our common stock entitled to receive such dividend or distribution, a number of shares of our common stock equal to the Maximum Conversion Rate in effect on such record date.
To the extent that we have a rights plan in effect with respect to our common stock on any Conversion Date or the Mandatory Conversion Date, upon conversion of any Mandatory Convertible Preferred Stock, holders will receive, in addition to common stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from our common stock, in which case, and only in such case, each Fixed Conversion Rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (4)(a) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding anything to the contrary described in this “—Anti-Dilution Adjustments” section, the Fixed Conversion Rates will not be adjusted on account of any rights issued pursuant to a rights plan, except to the extent provided in the preceding sentence. Any distribution of rights or warrants pursuant to a rights plan that would allow holders to receive upon conversion, in addition to any common stock, the rights described therein shall not constitute a distribution of rights or warrants that would entitle holders to an adjustment to the Conversion Rate, unless and until such rights or warrants have separated from our common stock.

For the purposes of determining the adjustment to the Fixed Conversion Rate for the purposes of:

•
clauses (2), (4)(a) and (5) above, the “Current Market Price” of our common stock is the Average VWAP per share of our common stock over the five consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date with respect to the issuance, distribution or dividend requiring such computation;

•
clause (4)(b) above, the “Current Market Price” of our common stock and the capital stock or equity interests of the subsidiary or other business unit being distributed, as applicable, is the Average VWAP per share of common stock, capital stock or equity interests of the subsidiary or other business unit being distributed, as applicable, over the first ten consecutive Trading Day period commencing on, and including, the Ex-Date of such distribution (which Average VWAP, in the case of any such capital stock or equity interests, will be determined as if references to our common stock, and the ticker symbol thereof, in the definitions of VWAP and Trading Day were instead references to such capital stock or equity interests, or the ticker symbol thereof, as applicable); and

•
clause (6) above, the “Current Market Price” of our common stock is the Average VWAP per share of our common stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date of the relevant tender offer or exchange offer.

The term “Ex-Date,” when used with respect to any issuance or distribution, means the first date on which shares of our common stock trade, regular way, without the right to receive such issuance or distribution. For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of our common stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.
In addition, we may make such increases in each Fixed Conversion Rate as we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares of our common stock (or issuance of rights or warrants to acquire shares of our common stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each Fixed Conversion Rate.
All adjustments to each Fixed Conversion Rate will be calculated to the nearest 1/10,000th of a share of our common stock. Prior to the first Trading Day of the Settlement Period, no adjustment in a Fixed Conversion Rate will be required unless the adjustment would require an increase or decrease of at least one percent in such Fixed Conversion Rate. If any adjustment is not required to be made because it would not change the Fixed Conversion Rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided, however, that on (x) the earlier of any Early Conversion Date and the Effective Date of any Fundamental Change and (y) each Trading Day of the Settlement Period, adjustments to each Fixed Conversion Rate will be made with respect to any such adjustment carried forward that has not been taken into account before such date.
No adjustment to the Fixed Conversion Rates will be made if holders may participate, at the same time, upon the same terms and otherwise on the same basis as holders of our common stock and solely as a result of holding Mandatory Convertible Preferred Stock, in the transaction that would otherwise give rise to such adjustment as if they held, for each share of the Mandatory Convertible Preferred Stock, a number of shares of our common stock equal to the Maximum Conversion Rate then in effect.

We are not required to adjust either Fixed Conversion Rate except as described above. Notwithstanding anything to the contrary described above, and without limiting the prior sentence, the Fixed Conversion Rates will not be adjusted:

(a)
upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of common stock under any plan;

(b)
upon the issuance of any shares of our common stock or rights, warrants, options, units or other securities exercisable for the purchase of those shares pursuant to any present or future retirement, deferred compensation, incentive or other benefit plan or program of or assumed by us or any of our subsidiaries;

(c)	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Initial Issue Date;

(d)	for a change in the par value of our common stock;

(e)	for stock repurchases, including structured or derivative transactions, that are not tender offers;

(f)	as a result of a tender offer that satisfies the exception described in clause (6) above for offers solely to holders of fewer than 100 shares of our common stock;

(g)	as a result of a tender or exchange offer by a person other than us or one or more of our subsidiaries; or

(h)
for accumulated dividends on the Mandatory Convertible Preferred Stock, except as described above under “—Mandatory Conversion,” “—Conversion at the Option of the Holder” and “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount.”

We are required, within 10 Business Days following the effectiveness of an adjustment to the Fixed Conversion Rates, to provide, or cause to be provided, a written notice of such adjustment to the holders of the Mandatory Convertible Preferred Stock. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to each Fixed Conversion Rate was determined and setting forth such adjusted Fixed Conversion Rate.
For the avoidance of doubt, each of the Threshold Appreciation Price, the Initial Price and the Floor Price will be automatically adjusted, in accordance with the respective definitions of such terms, upon the effectiveness of each adjustment to the Fixed Conversion Rates. Whenever any provision of the Certificate of Designations requires us to calculate the VWAP per share of our common stock over a span of multiple days, we will make appropriate adjustments (including, without limitation, to the Applicable Market Value, the Early Conversion Average Price, the Current Market Price and the Average Price (as the case may be)) to account for any adjustments to the Initial Price, the Threshold Appreciation Price, the Floor Price and the Fixed Conversion Rates (as the case may be) that become effective, or any event that would require such an adjustment if the Ex-Date, Effective Date or Expiration Date (as the case may be) of such event occurs, during the relevant period used to calculate such prices or values (as the case may be).
If:

•	the record date for a dividend or distribution on shares of our common stock occurs after the end of the Settlement Period and before the Mandatory Conversion Date; and
•
such dividend or distribution would have resulted in an adjustment of the number of shares of common stock issuable to the holders of the Mandatory Convertible Preferred Stock had such record date occurred on or before the last Trading Day of the Settlement Period, then we will deem the holders of the Mandatory Convertible Preferred Stock to be holders of record, for each share of their Mandatory Convertible Preferred Stock, of a number of shares of our common stock equal to the Conversion Rate for purposes of that dividend or distribution. In this case, the holders of the Mandatory Convertible Preferred Stock would receive the dividend or distribution on our common stock together with the number of shares of our common stock issuable upon mandatory conversion of the Mandatory Convertible Preferred Stock.
Recapitalizations, Reclassifications and Changes of Our Common Stock
If there occurs:

•
any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the surviving corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

•	any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets;

•	any reclassification of our common stock into securities, including securities other than our common stock; or

•	any statutory exchange of our securities with another person (other than in connection with a merger or acquisition), in each case, as a result of which our common stock would be converted into, or exchanged for, securities, cash or property (each such event, a “Reorganization Event,” and such securities, cash or property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one share of our common stock would be entitled to receive on account of such Reorganization Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary described above,

•
from and after the effective time of such Reorganization Event, (i) the consideration due upon conversion of any Mandatory Convertible Preferred Stock will be determined in the same manner as if each reference to any number of shares of common stock in the provisions described under this “Description of Mandatory Convertible Preferred Stock” section (or in any related definitions) were instead a reference to the same number of Reference Property Units; and (ii) for purposes of the definition of “Fundamental Change” and “Voting Stock,” the terms “common stock” and “capital stock” will be deemed to mean the common equity (including depositary receipts representing common equity), if any, forming part of such Reference Property;

•
for these purposes, the VWAP of any Reference Property Unit or portion thereof that does not consist of a class of securities will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by us (or, in the case of cash denominated in U.S. dollars, the face amount thereof); and

•
at the effective time of such Reorganization Event, we may amend the Certificate of Designations without the consent of the holders of the Mandatory Convertible Preferred Stock to give effect to the provisions described in the previous bullet points.

For purposes of the foregoing, the type and amount of Reference Property in the case of any Reorganization Event that causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of our common stock. We will notify holders of the Mandatory Convertible Preferred Stock of the weighted average as soon as practicable after such determination is made.
We (or any successor to us) will, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any Reorganization Event, provide written notice to the holders of the Mandatory Convertible Preferred Stock of such occurrence and of the kind and amount of cash, securities or other property that constitute the Reference Property. Failure to deliver such notice will not affect the operation of the provisions described in this section.
In connection with any Reorganization Event and the application of the provisions described above, we will also adjust the Dividend Threshold (as defined above) based on the number of shares of common stock or other equity interests comprising the Reference Property and (if applicable) the value of any non-stock consideration comprising the Reference Property.
Notices
We will send all notices or communications to holders of the Mandatory Convertible Preferred Stock pursuant to the Certificate of Designations in writing by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to the holders’ respective addresses shown on the register for the Mandatory Convertible Preferred Stock. However, in the case of Mandatory Convertible Preferred Stock in the form of global securities, we are permitted to send notices or communications to holders pursuant to DTC’s procedures, and notices and communications that we send in this manner will be deemed to have been properly sent to such holders in writing.
Reservation of Shares
We will at all times reserve and keep available out of the authorized and unissued common stock, solely for issuance upon conversion of the Mandatory Convertible Preferred Stock, free from any preemptive or other similar rights, a number of shares of our common stock equal to the product of the Maximum Conversion Rate then in effect and the number of shares of the Mandatory Convertible Preferred Stock then outstanding.
Transfer Agent and Registrar
Computershare Trust Company, N.A. is the transfer agent, registrar and conversion and dividend disbursing agent for the Mandatory Convertible Preferred Stock.
Book-Entry, Delivery and Form
The Mandatory Convertible Preferred Stock are issued in global form. DTC or its nominee is the sole registered holder of the Mandatory Convertible Preferred Stock. Ownership of beneficial interests in the Mandatory Convertible Preferred Stock in global form will be limited to persons who have accounts with DTC (“Participants”) or persons who hold interests through such Participants. Ownership of beneficial interests in the Mandatory Convertible Preferred Stock in global form is shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons other than Participants).

So long as DTC, or its nominee, is the registered owner or holder of a global certificate representing the shares of the Mandatory Convertible Preferred Stock, DTC or such nominee, as the case may be, will be considered the sole holder of the shares of the Mandatory Convertible Preferred Stock represented by such global certificate for all purposes under the Certificate of Designations establishing the terms of the Mandatory Convertible Preferred Stock. No beneficial owner of an interest in the shares of the Mandatory Convertible Preferred Stock in global form will be able to transfer that interest except in accordance with the applicable procedures of DTC in addition to those provided for under the Certificate of Designations establishing the terms of the Mandatory Convertible Preferred Stock.
Payments of dividends on the global certificate representing the shares of the Mandatory Convertible Preferred Stock will be made to DTC or its nominee, as the case may be, as the registered holder thereof. None of us, the transfer agent, registrar, conversion or dividend disbursing agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate representing the shares of the Mandatory Convertible Preferred Stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
Transfers between Participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.